Exhibit 2.1

EQUITY EXCHANGE AGREEMENT

by and among

CAR CHARGING GROUP, INC.,
a Nevada Corporation,

350 HOLDINGS, LLC
A Florida Limited Liability Company,

350 GREEN LLC,
a Virginia Limited Liability Company,

and

ALL OF THE MEMBERS OF 350 GREEN, LLC

Dated as of March 8, 2013

EQUITY EXCHANGE AGREEMENT

THIS EQUITY EXCHANGE AGREEMENT (this “Agreement”), dated as of March 8, 2013 (the “Effective Date”), by and among Car Charging Group, Inc., a Nevada corporation (“CCGI”), 350 Holdings, LLC, a Florida limited liability company (“CCGI Sub”), and together with CCGI, the “CCGI Entities”), 350 Green LLC, a Virginia limited liability company (“350”), and Mariana Gerzanych and Timothy Mason (collectively the “350 Members”).

WHEREAS, the parties hereto desire to consummate the transactions contemplated herein, pursuant to which:  (a) CCGI will issue to the 350 Members, or their designees, 1,111,111 shares, representing One Million Five Hundred Thousand Dollars ($1,500,000) worth of shares (collectively, the “CCGI Shares”), of its common stock, par value $0.001 per share (the “Common Stock”) at a value to be determined by the twenty (20) trading day average closing price prior to the Effective Date, and (b) the 350 Members will transfer to CCGI Sub, all of the membership interests of 350 (collectively, the “350 Interests”); and

WHEREAS, CCGI believes it is in its best interest and the best interest of its stockholders to acquire the 350 Interests in exchange for the CCGI Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Equity Exchange”); and

WHEREAS, it is the intention of the parties that:  (i) the Equity Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Equity Exchange shall qualify as a securities transaction exempt from registration or qualification under the Securities Act of 1933, as (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

Article I.
EXCHANGE OF CCGI SHARES FOR 350 INTERESTS

1.1           Agreement to Exchange CCGI Shares for 350 Interests.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement:  (i) the 350 Members shall assign, transfer, convey and deliver the 350 Interests to CCGI Sub; (ii) the 350 Members shall direct that the CCGI Shares be distributed to the recipients set forth on Schedule 1.1 hereto (the “Share Recipients”); and (iii)  CCGI shall, concurrent to 350’s actions above, deliver written instructions to its transfer agent to issue stock certificates so evidencing such CCGI Shares to the Share Recipients.

1.2           Closing.  The closing of the Equity Exchange shall take place on the date on which the all the preconditions set forth in Article V and Article VI have either been satisfied or waived (the “Closing” or “Closing Date”).   Closing shall take place no later than ten (10) business days after the Effective Date.

1.3           Officers of 350 at Closing Date.  On the Closing Date, Mariana Gerzanych and Timothy Mason shall each resign from each officer position held at 350 and immediately thereafter, Michael D. Farkas shall be appointed Chief Executive Officer, Secretary and Treasurer of 350 and Andy Kinard shall be appointed President of 350.  Such resignations shall be conditional upon the 350 Members’ receipt of the CCGI Shares described in Section 1.1.

1.4           Registered Agent of 350 at Closing Date.  On the Closing Date, Timothy Mason shall resign as Registered Agent for 350 in all jurisdictions for which he is listed and immediately thereafter, a new registered agent, as designated by CCGI Sub shall be appointed.  Such resignations shall be conditional upon the 350 Members’ receipt of the CCGI Shares described in Section 1.1.

Article II.
REPRESENTATIONS AND WARRANTIES OF 350

350 represents, warrants and agrees that all of the statements in all of the following subsections of this entire Article II are true and complete as of the date hereof.  As used herein, the term “knowledge,” including the phrase “to 350’s knowledge,” shall mean the actual current knowledge of Mariana Gerzanych and/or Timothy Mason.

2.1           Corporate Organization.

2.1.1
350 is a limited liability company duly organized under the laws of the State of Virginia.  Schedule 2.1.1 contains a list of: (i) the states in which 350 has formally registered to do business; and (ii) all states in which 350 has operations or assets.

2.1.2
Copies of the certificate of organization and operating agreement of 350 with all amendments thereto, as of the date hereof (the “350 Charter Documents”), have been furnished to CCGI, and such copies are accurate and complete as of the date hereof.  The minute books of 350 are current as required by law, contain the minutes of all meetings of the management and members of 350 from its date of organization to the date of this Agreement, and adequately reflect all material actions taken by the management and members of 350.  350 is not in violation of any of the provisions of the 350 Charter Documents.

2.2           Capitalization of 350.

2.2.1	The entirety of the membership interests in 350 are owned in equal parts by Mariana Gerzanych and Tim Mason.

2.2.2
All of the issued and outstanding membership interests of 350 immediately prior to this Equity Exchange are, and all membership interests in 350 when delivered in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder.  As of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any membership interests of 350, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to 350 or any 350 Interests, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of 350’s membership interests.  There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which 350 is a party or by which it is bound with respect to any equity security of any class of 350. 350 is not a party to, and it has no knowledge of, any agreement restricting the transfer of any membership interests of 350.  The transfer of all of the shares of 350 described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no member of 350 has any right to rescind or bring any other claim against 350 for failure to comply with the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), or state securities laws.

2.2.3
There are no outstanding contractual obligations (contingent or otherwise) of 350 to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, 350 or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.  For the purposes of this Agreement, the term “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

2.3           Subsidiaries and Equity Investments.  350 does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, Person or other entity.

2.4           Authorization, Validity and Enforceability of Agreements.  350 has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (the “Transaction Agreements”), to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by 350 and the consummation by 350 of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate actions of 350, and no other corporate proceedings on the part of 350 are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby.  This Agreement constitutes the valid and legally binding obligation of 350 and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. 350 does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other Person in order for it to consummate the transactions contemplated by this Agreement.

2.5           Compliance with Other Instruments.  Except for the violations and defaults described in Schedule 2.5, 350 is not in violation or default:  (i) of any provisions of the 350 Charter Documents; (ii) of any instrument, judgment, order, writ or decree; (iii) under any note, indenture or mortgage; or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on Schedule 2.6, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to 350, the violation of any of which would have a Material Adverse Effect on the activities, business, operations properties, assets, condition or results of operation of 350.  Except as disclosed on Schedule 2.5, neither the execution and delivery of this Agreement by 350, nor the consummation by 350 of the transactions contemplated hereby will:  (i) contravene, conflict with, or violate any provision of the 350 Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which 350 is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which 350 is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of 350’s assets, including without limitation the 350 Interests.

For the purposes of this Agreement, “Material Adverse Effect” means, when used with respect to a party, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of such party, or materially impair the ability of such party to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from:  (i) the announcement, pendency or consummation of the transaction contemplated by this Agreement; or (ii) changes in the United States securities markets generally.

2.6           Agreements.  Except as disclosed on Schedule 2.6, 350 is not a party to or bound by any contracts, including, but not limited to, any:

2.6.1	employment, advisory or consulting contract;

2.6.2	plan providing for employee benefits of any nature, including any severance payments;

2.6.3	lease with respect to any property or equipment;

2.6.4	contract, agreement, understanding or commitment for any future expenditure in excess of Five Thousand Dollars ($5,000) in the aggregate;

2.6.5	contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other Person, entity or organization; or

2.6.6
agreement with any Person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the 350 Interests or the securities to be delivered pursuant to this Agreement.

350 has provided to CCGI, prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “350 Contracts”).

2.7           Litigation.  Except as disclosed on Schedule 2.7, there is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of 350, currently threatened against 350 or any of its affiliates, that may affect the validity of this Agreement or the right of 350 to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.  Except as disclosed on Schedule 2.7, there is no Action pending or, to the knowledge of 350, currently threatened against 350 or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against 350 or any of its affiliates.  Neither 350 nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no Action by 350 or any of its affiliates relating to 350 currently pending or which 350 or any of its affiliates intends to initiate.

2.8           Compliance with Laws.  Except as disclosed on Schedule 2.8, 350 has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including, without limitation, the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

2.9           Financial Statements.  Attached hereto as Schedule 2.9, are 350’s unaudited financial statements as of and for the fiscal quarters ended September 30, 2011, December 31, 2011, , and September 30, 2012, December 31, 2012 and March 5, 2013  (including balance sheet, income statement; collectively, the “350 Financial Statements”).  The 350 Financial Statements have not been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”).

2.9.1
CCGI will use its best efforts to complete an audit of 350 with the time frame set forth by the SEC.  Following Closing, in the event (i) the accounts, books, registers, ledgers, meeting minutes, explanations, clarifications, financial records and/or other records of whatsoever kind of 350 are not submitted by the 350 Members as required or requested by the auditors conducting an audit of 350 within the time period required for the auditors to be able to timely submit an audit to the SEC, or (ii) if the auditors conducting the audit determine that 350 is not auditable because the 350 Members have not cooperated or because additional material discrepancies or facts arise as a result of the procedures performed by the auditors, the parties agree that to the extent possible, the transaction contemplated hereby shall be cancelled and each party agrees to execute and deliver such further documents and instruments and will take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this provision, including without limitation the delivery of the following documents: (i) Letter to CCGI and CCGI’s Transfer Agent executed by each Share Recipient authorizing the cancellation of the CCGI Shares, (ii) the share certificates representing the CCGI Shares endorsed with a stock power medallion signature and (iii) an Assignment of 350 Interests executed by CCGI Sub to each 350 Member (collectively, the “Cancellation Documents”).  On or after the Closing, in the event the auditors conducting the audit issue a formal written opinion declaring 350 to be auditable, the transaction contemplated hereby shall not be cancellable for any reason.  From Closing until the earlier of (i) the completion of the audit of 350, (ii) the release by the auditors of the 350 Members from the audit process of 350 or (iii) the determination in writing by the auditors that 350 is definitively auditable or not auditable, CCGI shall pay to the 350 Members a total of Five Thousand Dollars ($5,000) per month in return for their full cooperation with the auditors and the audit process.  Such payments shall be made in arrears on the fifteenth of each month and shall be prorated to reflect the actual number of days elapsed.

2.10         Employee Benefit Plans.  350 does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

2.11         Tax Returns, Payments and Elections.  Except as disclosed on Schedule 2.11, 350 has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below).  All such Tax Returns are accurate, complete and correct in all material respects, and 350 has timely paid all Taxes due and adequate provisions have been and are reflected in 350’s Financial Statements for all current taxes and other charges to which 350 is subject and which are not currently due and payable.  None of 350’s federal income Tax Returns have been audited by the Internal Revenue Service.  350 has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against 350 for any period, nor of any basis for any such assessment, adjustment or contingency.  350 has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority.  For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation:  (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”); (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof; and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other Person.

2.11.1	Tax Credits. Since inception 350 has not sold, conveyed, transferred or otherwise hypothecated any tax credits that may have arisen from the operation of its business.

2.12         No Liabilities, Debt Obligations.  Except as disclosed on Schedule 2.12(a) as an Account Payable, disclosed as a liability on the financial statements attached as Schedule 2.9 or deemed to be unearned revenues or grants as listed on Schedule 2.12(b) to 350’s knowledge upon the Closing Date, 350 will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby.  350 is not a guarantor of any indebtedness of any other Person, entity or corporation.

2.13         No Broker Fees.  Except as disclosed on Schedule 2.13, no brokers, finders or financial advisory fees or commissions will be payable by or to 350 or any of its affiliates with respect to the transactions contemplated by this Agreement.

2.14         No Disagreements with Accountants and Lawyers.  Except as disclosed on Schedule 2.14, there are no disagreements of any kind presently existing, or anticipated by 350 to arise, between 350 and any of its currently engaged or formerly engaged accountants and/or lawyers formerly or presently engaged by 350.

2.15         Disclosure.  This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of 350 in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

2.16         Employee Matters.

2.16.1
As of the date hereof, 350 employs no full-time employees and no part-time employees and no consultants or independent contractors.  Schedule 2.16.1 sets forth a detailed description of all consultants currently engaged by 350 and all compensation, including salary, bonus, severance obligations, and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of Forty Thousand Dollars ($40,000) for the fiscal quarter ended December 31, 2012.

2.16.2
Except as disclosed on Schedule 2.16.2 350 is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees or consultants.  Except as disclosed on Schedule 2.16.2, 350 has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.  350 has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from the compensation of employees 350 and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

2.16.3
To 350’s knowledge, no employee intends to terminate employment with 350 or is otherwise likely to become unavailable to continue as an employee, nor does 350 have a present intention to terminate the employment of any employee.  The employment of each employee of 350 is terminable at the will of 350.  Except as required by law, no severance or other payments will become due upon or in connection with the termination of employment of any 350 employee.  350 has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

2.16.4
Except as disclosed on Schedule 2.16.4, 350 has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the membership interest amounts and terms set forth in the minutes of meetings of 350.

2.16.5
350 is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of 350, has sought to represent any of the employees, representatives or agents of 350.  There is no strike or other labor dispute involving 350 pending, or to 350’s knowledge, threatened, which could have a Material Adverse Effect, nor is 350 aware of any labor organization activity involving its employees.

2.16.6
Except as disclosed on Schedule 2.16.6, to 350’s knowledge, none of the employees or directors of the Company has been:  (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and non-felony offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17         Absence of Certain Changes or Events.  Except as disclosed on Schedule 2.17, since August 29, 2012:  (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of 350; and (b) 350 has not:  (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

2.18         Environmental and Safety Laws.  Except as could not reasonably be expected to have a Material Adverse Effect, to 350’s knowledge:  (a) 350 is and has been in compliance with all Environmental Laws; (b) there has been no release or to 350’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by 350; (c) there have been no Hazardous Substances generated by 350 that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by 350, except for the storage of hazardous waste in compliance with Environmental Laws.  350 has made available to CCGI true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments presently in its possession.  For purposes of this Section 2.18, “Environmental Laws” means any law, regulation, or other applicable requirement relating to:  (a) releases or threatened release of any Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

2.19         Permits.  Except as disclosed on Schedule 2.19, to its knowledge 350 has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  To its knowledge 350 is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.20         No Real Property. 350 does not own or lease any real property.

2.21         Interested Party Transactions.   No officer, director or member of 350 or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person or entity, has or has had, either directly or indirectly:  (a) an interest in any Person or entity which:  (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by 350; or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish 350 any goods or services; or (b) a beneficial interest in any contract or agreement to which 350 is a party or by which it may be bound or affected.

2.22         Intellectual Property.  Except as disclosed on Schedule 2.22, 350 does not own, use or license any intellectual property in its business as presently conducted.

Article III.
REPRESENTATIONS AND WARRANTIES OF 350 MEMBERS

Each of the 350 Members hereby jointly and severally represents, warrants and agrees that all of the statements in the following subsections of this entire Article III are true and complete as of the date hereof.

3.1           Authority.  The 350 Members have the right, power, authority and capacity to execute and deliver each Agreement to which each 350 Member is a party, to consummate the transactions contemplated by this Agreement to which each 350 Member is a party, and to perform the 350 Members’ obligations under each Agreement to which each 350 Member is a party.  This Agreement has been duly and validly authorized and approved, executed and delivered by the 350 Members.  Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties hereto other than the 350 Members, this Agreement is duly authorized, executed and delivered by the 350 Members and constitutes the legal, valid and binding obligation of the 350 Members, enforceable against the 350 Members in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

3.2           No Conflict.  Neither the execution or delivery by the 350 Members of any Agreement to which each of the 350 Members is a party nor the consummation or performance by the 350 Members of the transactions contemplated hereby or thereby will, directly or indirectly:  (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the 350 Members is a party or by which the properties or assets of 350 are bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which the 350 Members, or any of the properties or assets of the 350 Members, may be subject.

3.3           Intentionally Omitted.

3.4           Acknowledgment.  Each 350 Member understands and agrees that the CCGI Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the CCGI Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

3.5           Purchase Entirely for Own Account.  Each 350 Member hereby confirms, that the CCGI Shares will be acquired for investment for the each 350 Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the 350 Members have no present intention of selling, granting any participation in, or otherwise distributing.  By executing this Agreement, the 350 Members further represent that the 350 Members do not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to any of the CCGI Shares.

3.6           Accredited Investor.  All 350 Members receiving shares of CCGI pursuant to this Agreement are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act or, if not an accredited investor, that such 350 Member otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”).  The 350 Members agree to provide documentation to CCGI prior to Closing as may be requested by CCGI to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent, a similar representation letter or a completed investor questionnaire.

3.7           Stock Legends.  The 350 Members hereby agree with CCGI as follows:

3.7.1	Securities Act Legend Accredited Investors. The certificates evidencing the CCGI Shares issued to the 350 Members will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

3.7.2
Other Legends.  The certificates representing such CCGI Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

3.7.3
Opinion. The 350 Members shall not transfer any or all of the CCGI Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the CCGI Shares, without first providing CCGI with an opinion of counsel (which counsel and opinion are reasonably satisfactory to CCGI) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

3.8           Ownership of Interests.  The 350 Members are both the record and beneficial owners of the 350 Interests.  The 350 Members are not the record or beneficial owner of any other securities of 350.  The 350 Members have and shall transfer at the Closing, good and marketable title to the 350 Interests, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

3.9           Pre-emptive Rights.  At Closing, no 350 Member has any pre-emptive rights or any other rights to acquire any interests of 350 that have not been waived or exercised.

Article IV.
REPRESENTATIONS AND WARRANTIES OF CCGI AND CCGI SUB

CCGI represents, warrants and agrees that all of the statements in the following subsections of this Article IV, pertaining to CCGI, are true and complete as of the date hereof.

4.1           Incorporation.  CCGI is a company duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of CCGI’s Certificate of Incorporation or bylaws.  CCGI has taken all actions required by law, its Certificate of Incorporation or bylaws, or otherwise to authorize the execution and delivery of this Agreement.  CCGI has full power, authority, and legal capacity and has taken all action required by law, its Certificate of Incorporation or bylaws, and otherwise to consummate the transactions herein contemplated.

4.1.1
CCGI Sub is a company duly organized, validly existing, and in good standing under the laws of the State of Florida and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of CCGI Sub’s Articles of Organization or Operating Agreement.  CCGI Sub has taken all actions required by law, its Articles of Organization or Operating Agreement, or otherwise to authorize the execution and delivery of this Agreement.  CCGI Sub has full power, authority, and legal capacity and has taken all action required by law, its Articles of Organization or Operating Agreement, and otherwise to consummate the transactions herein contemplated.

4.2           Authorized Shares.  The authorized capital stock of CCGI consists of 500,000,000 shares of Common Stock, par value $0.001 per share and 40,000,000 shares of preferred stock, par value $0.001 (the “Preferred Stock”).  CCGI currently has 48,853,545 shares of Common Stock issued and outstanding, 10,000,000 shares of Series A Preferred Stock issued and outstanding and 1,000,000 shares of Series B Preferred Stock issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any Person.

Financial Statements; SEC Filings.

4.2.1
CCGI’s financial statements (the “CCGI Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated, except that those CCGI Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP.  The CCGI Financial Statements fairly present the financial condition and operating results of CCGI as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.  CCGI has no material liabilities (contingent or otherwise).  CCGI is not a guarantor or indemnitor of any indebtedness of any other Person, entity or organization.  CCGI maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

4.2.2
CCGI has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”).  Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder.  None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.  There is no event, fact or circumstance that would cause any certification signed by any officer of CCGI in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect.  There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of CCGI’s Common Stock, it being acknowledged that none of CCGI’s securities are approved or listed for trading on any exchange or quotation system.

4.3           Information.  The information concerning the CCGI Entities set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

4.4           Absence of Certain Changes or Events.  Except as disclosed in the Public Reports since September 30, 2012 or on Schedule 4.4: (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the CCGI Entities; and (b) CCGI has not:  (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

4.5           Litigation and Proceedings.  Except as disclosed in the Public Reports, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of CCGI after reasonable investigation, threatened by or against the CCGI Entities or affecting the CCGI Entities or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  CCGI does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances

4.6           No Conflict with Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which CCGI or CCGI Sub is a party or to which any of its assets, properties or operations are subject.

4.7           Compliance with Laws and Regulations.  To the best of its knowledge, the CCGI Entities have complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of CCGI or except to the extent that noncompliance would not result in the occurrence of any material liability for CCGI.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

4.8           Approval of Agreement.  The Board of Directors of CCGI has authorized the execution and delivery of this Agreement by the CCGI Entities and has approved this Agreement and the transactions contemplated hereby.

4.9           Valid Obligation.  This Agreement and all agreements and other documents executed by the CCGI Entities in connection herewith constitute the valid and binding obligation of the CCGI Entities, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Article V.
CONDITIONS TO OBLIGATIONS OF CCGI

5.1           The obligations of the CCGI Entities to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the CCGI Entities in each of their sole discretion:

5.1.1
Representations and Warranties of 350 and 350 Members.  All representations and warranties made by 350 and the 350 Members in this Agreement shall be true and correct in all material respects on and as of the Closing and the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing and the Closing Date with respect to such date or period.

5.1.2
Agreements and Covenants.  350 shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

5.1.3
Consents and Approvals.  All consents, waivers, authorizations and approvals of all entities listed on Schedule 5.1.3 and of any governmental or regulatory authority, domestic or foreign, and of any other Person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date; including, but not limited to, the City of Chicago’s consent to the change of ownership of 350 to CCGI Sub.

5.1.4
No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of 350 or CCGI or CCGI Sub shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other Person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

5.2           Other Closing Documents.  CCGI shall have received such certificates, instruments and documents in confirmation of the representations and warranties of 350, 350’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as CCGI may reasonably request.

5.3           Documents.  350 must have caused to be delivered to CCGI (or CCGI shall have otherwise received) the following documents or certified copies of the same:

5.3.1	Assignment and Transfer of Membership Interests duly executed by the 350 Members;

5.3.2
a Secretary’s Certificate, dated the Closing Date, certifying attached copies of:  (A) the 350 Charter Documents; (B) the resolutions of the 350 Management and Members approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of 350 signing each Agreement to which 350 is a party;

5.3.3	an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, and 5.4 and;

5.3.4	this Agreement, duly executed;

5.3.5	the resignations of Mariana Gerzanych and Timothy Mason as officers of 350 as of the Closing Date (subject to the conditions set forth in Section 1.3);

5.3.6	the resignation of Timothy Mason as registered agent for 350 in all jurisdictions in which he is appointed registered agent (subject to the conditions set forth in Section 1.4);

5.3.7	a copy of the Cancellation of Notes, attached hereto as Exhibit A, duly executed by each of the 350 Members;

5.3.8	a copy of the Lock-Up Agreement, attached hereto as Exhibit B, duly executed by each of the Share Recipients;

5.3.9	an Investor Questionnaire, attached hereto as Exhibit C, duly completed by each of the Share Recipients;

5.3.10	a Release from each (i) Share Recipient and (ii) payee listed on Schedule 6.8 and paid at Closing, attached hereto as Exhibit D, and

5.3.11
such other documents as CCGI may reasonably request for the purpose of:  (A) evidencing the accuracy of any of the representations and warranties of 350; (B) evidencing the performance of, or compliance by 350 with any covenant or obligation required to be performed or complied with by 350; (C) evidencing the satisfaction of any condition referred to in this Article V; or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

5.4           No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to 350, CCGI or CCGI Sub.

5.5           Consent by CCGI Board of Directors.  CCGI shall have received a fully-executed consent from its Board of Directors approving the Equity Exchange and the Transaction Documents.

Article VI.
CONDITIONS TO OBLIGATIONS OF 350

The obligations of 350 and the 350 Members to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by 350 and the 350 Members in each of their sole discretion:

6.1           Representations and Warranties of the CCGI Entities.  All representations and warranties made by the CCGI Entities in this Agreement shall be true and correct on and as of the Closing and the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing and the Closing Date with respect to such date or period.

6.2           Agreements and Covenants.  The CCGI Entities shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

6.3           Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other Person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date, including, but not limited to, the City of Chicago’s consent to the change of control of 350.

6.4           No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of CCGI shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other Person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

6.5           Other Closing Documents.  350 shall have received such certificates, instruments and documents in confirmation of the representations and warranties of the CCGI Entities, the performance of the CCGI Entities’ obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as 350 may reasonably request.

6.6           Documents.  CCGI must deliver to 350 at the Closing:

6.6.1	Evidence of transmission of instructions to CCGI’s transfer agent to issue the CCGI Shares in accordance with Schedule 1.1;

6.6.2	this Agreement, duly executed; and

6.6.3
such other documents as 350 may reasonably request for the purpose of:  (A) evidencing the accuracy of any of the representations and warranties of CCGI; (B) evidencing the performance of, or compliance by CCGI with, any covenant or obligation required to be performed or complied with by CCGI, as the case may be; (C) evidencing the satisfaction of any condition referred to in this Article VI; or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

6.7           No Claim Regarding Stock Ownership or Consideration.  There must not have been made or threatened by any Person, any claim asserting that such Person:  (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the CCGI Shares; or (b) is entitled to all or any portion of the CCGI Shares.

6.8           Fees and Expenses.  At Closing, subject to CCGI’s receipt of the Releases described in Section 5.3.11 above, all expenses listed on Schedule 6.8 shall be paid by CCGI in accordance with the terms listed thereon.  In the event payment terms with all payees listed on Schedule 6.8 have not been mutually agreed on or before the date all other pre-conditions to Closing have been fulfilled or satisfied, such failure shall not delay Closing.

Article VII.
INDEMNIFICATION

7.1           Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the ninety (90) day anniversary of the Closing Date (the “Survival Period”), except for the indemnifications, and related representations, warranties, covenants and agreements under Section 7.2, which shall expire on the one (1) year anniversary of the Closing Date (the “Indemnity Survival Date”).  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

7.2           Indemnification.

7.2.1
Indemnification Obligations in Favor of 350 Members.  From and after the Closing Date until the Indemnity Survival Date (as defined in Section 7.1), CCGI shall reimburse and hold harmless the 350 Members (each such Person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “350 Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any 350 Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any 350 Indemnified Party, which arises or results from a third-party claim brought against a 350 Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of CCGI.  Except as provided in Section 7.2.2, in no event shall any such indemnification payments exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate from CCGI.

7.2.2
City of Chicago Indemnification Obligations in Favor of 350 Members.  Notwithstanding the maximum indemnification amount available under Section 7.2.1, in the event CCGI defaults under its obligations to the City of Chicago (the “City”) in relation to CCGI’s assumption of the 350 Grant Agreement with the City (the “Grant Agreement”), and as a direct result of such default, the personal liabilities of the 350 Members to the City or any third party are increased, CCGI agrees to indemnify and hold harmless the 350 Members, against and in respect of all any and all damages, losses, settlement payments, deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any 350 Member, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures against any 350 Member, which arises or results from CCGI’s failure to perform its obligations under the assumed Grant Agreement.  In no event shall any such indemnification obligation to the 350 Members under this Section 7.2.2 exceed Three Million Dollars ($3,000,000) in the aggregate from CCGI.  In the event a third-party assumes the obligations of the Grant Agreement from CCGI, CCGI shall procure continuing indemnity in favor of the 350 Members in accordance herewith for any liabilities arising or incurred by the 350 Members as a result of such third party’s default of any rights and/or obligations arising under the Grant Agreement.  The Parties expressly agree and acknowledge that the 350 Members may be subject to liability to the City or other third party regardless of the actions and/or omissions of CCGI and that CCGI shall not be liable under this Section 7.2.2 for any liability of the 350 Members to the City or such third party unless it is directly caused by CCGI’s act or omission with regard to CCGI’s obligations under the Grant Agreement.  In the event the Grant Agreement is not assigned to CCGI and/or assigned by the City directly to a third party, CCGI shall have no liability under this Section 7.2.2.

7.2.3
Indemnification in Favor of CCGI.  From and after the Closing Date until the Indemnity Survival Date (as defined in Section 7.1), the 350 Members will, severally and jointly, indemnify and hold harmless CCGI, CCGI Sub and their respective officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the foregoing Persons or entities (hereinafter referred to individually as a “CCGI Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages “), arising out of any: (i) material breach of representation or warranty made by 350 or the 350 Members in this Agreement, and in any certificate delivered by 350 or the 350 Members pursuant to this Agreement; (ii) any breach, by 350 or the 350 Members of any covenant, obligation or other agreement made by 350 or the 350 Members in this Agreement; (iii) a third party claim based on any acts or omissions by 350 or the 350 Members prior to Closing; or (iv) any out-of-pocket cash (or cash equivalent, including securities) payment above the amounts listed  in Schedule 2.12(a) by CCGI or an Affiliate as a result of any action or omission taken by 350 or the 350 Members prior to Closing.  No amounts paid by CCGI or an Affiliate in satisfaction of the amounts listed on Schedule 2.12(b) shall be applied towards the calculation of indemnification payable pursuant to subsection (iv) of the preceding sentence.

Article VIII.
MISCELLANEOUS PROVISIONS

8.1           Publicity.  On or after the Closing Date, CCGI shall have the right to cause the publication of a press release or other announcement with respect to this Agreement and the transactions contemplated hereby.

8.2           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

8.3           Non-Disparagement.  None of the parties to this Agreement shall make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of any other party to this Agreement.

8.4           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested), overnight mail or facsimile to the parties at the following addresses:

If to CCGI and to CCGI Sub, to:

Car Charging Group, Inc.
1691 Michigan Avenue, Suite 601
Miami Beach, Florida 33139
Attn:  Amy Maliza, Counsel

With a copy to (which copy shall not constitute notice):

Michael I. Bernstein, P.A.
Attn: Michael I. Bernstein, Esq.
1688 Meridian Avenue, Suite #418
Miami Beach, Florida 33139

If to the 350 and to 350 Members, to:

Mariana Gerzanych and Tim Mason
26092 Cresta Verde
Mission Viejo, CA 92691

With a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)
701 Fifth Avenue, Suite 7000
Seattle, WA 98104
Attn.:  John F. Pierce, Esq.

or to such other Persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.  No change in any of such addresses shall be effective insofar as notices under this Section 8.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 8.4.

8.5           Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

8.6           Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

8.7           Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

8.8           Counterparts.  This Agreement may be executed in two or more counterparts (including scanned and facsimile versions), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

8.9           Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement.  Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 8.5.

8.10         Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11         Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida without giving effect to the choice of law provisions thereof.

8.12         Amendments and Waivers.  Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

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[SIGNATURE PAGE TO EQUITY EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CAR CHARGING GROUP, INC.

By:	/s/Michael D. Farkas
Michael D. Farkas Chief Executive Officer

350 HOLDINGS, LLC

By:	/s/Michael D. Farkas
Michael D. Farkas Chief Executive Officer

350 GREEN, LLC

By:	/s/ Mariana Gerzanych
Mariana Gerzanych Chief Executive Officer

350 MEMBERS
/s/ Mariana Gerzanych
Mariana Gerzanych

/s/ Timothy Mason
Timothy Mason

EXHIBIT A

CANCELLATION OF NOTES

EXHIBIT B

LOCK-UP AGREEMENT

EXHIBIT C

INVESTOR QUESTIONNAIRE

EXHIBIT D

RELEASE